PRESS RELEASE

Investor Contact:	Media Contact:

Scott D. Peters President and CEO Healthcare Trust of America, Inc. 480.998.3478 scottpeters@htareit.com	Saskia Sidenfaden Director of Media Relations Financial Relations Board 212.827.3771 ssidenfaden@mww.com

Healthcare Trust of America, Inc. Obtains a New $200 Million Unsecured Revolving Credit Facility

Scottsdale, Arizona (October 15, 2010) – Healthcare Trust of America, Inc. (“HTA” or the “Company”), a self-managed, non-traded, real estate investment trust, is pleased to announce that it has entered into a new credit agreement (“the Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, N.A. and Deutsche Bank Securities Inc., as Syndication Agents, for an unsecured revolving credit facility for an aggregate maximum principal amount of $200,000,000. The Credit Agreement will have an initial term of 12 months, with two three-month extension options.

Pursuant to the terms of the Credit Agreement, the maximum principal amount may be increased by an additional $200,000,000 subject to such additional financing being offered and provided by existing lenders or new lenders under the Credit Agreement.

The Credit Agreement reflects HTA’s stable growth and strong financial fundamentals. While HTA continues to maintain a patient and prudent investment strategy, the Credit Agreement will provide HTA with greater flexibility to meet its working capital needs and to expand its portfolio.

“This new unsecured credit facility further enhances our strong balance sheet and provides an additional source of readily accessible capital at a reduced cost, thereby supporting our acquisition and portfolio operating goals,” stated Kellie S. Pruitt, Chief Financial Officer of HTA.

Since January 1, 2010, HTA has acquired approximately $344.5 million in medical office and healthcare related assets based on acquisition price, including 1.5 million square feet of gross leasable area, which is 98% leased.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $344.5 million in medical office and healthcare-related assets. These assets include a total of 18 acquisitions representing approximately 1.5 million square feet. Since its formation in 2006, HTA has made 68 geographically diverse acquisitions valued at approximately $1.8 billion based on purchase price, which includes 208 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.9 million square feet and includes 189 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 24 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our results may impacted by, among other things, changes in the condition of the debt and equity capital markets; changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.

This is not an offer to sell or a solicitation of an offer to buy any securities.